Exhibit 21
Subsidiaries of Harris Interactive Inc.
•	GSBC Ohio Corporation, an Ohio Corporation

•	Louis Harris & Associates, Inc., a New York Corporation

•	Harris Interactive International Inc., a Delaware Corporation

•	Harris Interactive UK Limited, a United Kingdom Corporation

•	HI UK Holdings Limited, a United Kingdom Corporation

•	Romtec UK Limited, a United Kingdom Corporation

•	Teligen UK Limited, a United Kingdom Corporation

•	Novatris, S.A., a French Corporation

•	Wirthlin Worldwide, LLC, a Delaware Limited Liability Company

•	The Wirthlin Group International, LLC, a Delaware Limited Liability Company

•	Wirthlin UK Limited, a United Kingdom Corporation

•	Wirthlin Europe Limited, a United Kingdom Corporation

•	Harris Interactive Asia, LLC, a Delaware Limited Liability Company